EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of April, 2011 ("Effective Date"), by and between VHGI Holdings, Inc., a Delaware corporation having offices at 777 Main Street, Suite 3100, in Fort Worth, Texas 76102 ("Employer" or "Company"), and Douglas P. Martin, residing at 10609 Old Hammock Way, Wellington, Florida, 33414 ("Employee").

WITNESSETH:

WHEREAS, Employer desires to employ Employee as provided herein, and Employee desires to accept such employment; and

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. **Employment**. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

2. **Duties**. Employee shall serve Employer as its Chief Executive Officer and shall perform, faithfully and diligently, the services and functions relating to any such office or otherwise reasonably incident to such office. A not all-inclusive or limiting list of such duties is provided in Exhibit A, hereto. Employee shall perform such duties principally in the Ft. Lauderdale office of the Employer, but may be required to sporadically provide services in Employer's Fort Worth, Texas office. Employee shall, upon request of the Employer travel to other locations from time to time as the Employer may require at Employer's expense. Employee shall devote full time, attention, energies and business efforts to perform his duties hereunder.

3. **Term**. The term of this Agreement shall commence on the Effective Date and shall continue for one (1) year (the "Initial Term"). The Initial Term may be extended for a subsequent period (the "Subsequent Term") by written agreement executed by both of the parties hereto more than two (2) months prior to its expiration. The Initial Term and any Subsequent Term together shall mean the "Term" of this Agreement. Any Subsequent Term may also be extended by written agreement executed by both of the parties hereto more than two (2) months prior to its expiration.

4. **Compensation**. As compensation for his services rendered under this Agreement, during the Term, Employee shall be entitled to receive the following:

   (a) Salary. Employee shall be paid an annual salary of one hundred twenty thousand U.S dollars ($120,000 USD). The Salary shall commence on the Effective Date, with payment of $5,000 on each of the 15th and 30th of each month, paid in arrears.

   (b) Vacation and Benefits. Employee shall be entitled to and shall receive such group benefits as Employer may provide to its other employees at comparable salaries and responsibilities.

benefits as Employer may provide to its other employees at comparable salaries and responsibilities.

(c) Bonus. Employee may receive bonuses if, and to the extent, determined by the Board of Directors of Employer in its sole discretion, based upon Employer's production and budgetary performance. In addition to the foregoing, at the end of the naturally expiring Initial Term, the Employee shall be entitled to receive fully vested options on 100,000 shares of the Company's common stock at the price on the Effective date in the event that the Company's previous 12 month financial performance, according to GAAP and measured as profit before tax, exceeds the amount of five hundred thousand U. S. dollars ($500,000.00 USD).

(d) Stock Options. Employee shall be eligible to receive employee stock options as designated by the Board of Directors.

5. **Expenses**. Employer shall reimburse Employee for all necessary, reasonable and actual out-of-pocket travel and other expenses incurred by Employee in rendering services required under this Agreement, upon submission of a detailed statement and reasonable documentation no more frequently than every two weeks. Employer shall, at the Employee's request, prepay any single expense in excess of $1,500.00.

6. **Confidentiality**.

(a) Acknowledgment of Proprietary Interest. Employee recognizes the proprietary interest of Employer and/or its Affiliates (as hereinafter defined) in any Trade Secrets (as hereinafter defined) of Employer and/or its Affiliates. Employee acknowledges and agrees that any and all Trade Secrets currently learned by Employee during the course of his engagement by Employer. Employee further acknowledges and understands that his disclosure of any Trade Secrets will result in irreparable injury and damage to Employer and/or its Affiliates. As used herein, "Trade Secrets" means all confidential and proprietary information of Employer and/or its Affiliates, now owned or hereafter acquired, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, prospective client lists, merger or acquisition or partnering organization or property lists, client mailing lists, financial projections, cost summaries, pricing formula, and all other concepts, ideas, materials, or information prepared or performed for or by Employer and/or its Affiliates and information related to the business, products or sales of Employer and/or its Affiliates, or any of their respective customers.

(b) Trade Secrets Exclusions. Anything to the contrary not withstanding, Trade Secrets shall not include any information that: (i) is or subsequently becomes publicly available without Employee's breach of any obligation owed to the Company and/or its Affiliates; (ii) became known to Employee prior to Company and/or its Affiliate's disclosure of such information to Employee; (iii) became known to Employee from a source other than the Company and/or its Affiliates other than by the breach of an obligation of confidentiality owed to the Company and/or its Affiliates; or (iv) is independently developed by Employee.

(c) Covenant Not-to-Divulge Trade Secrets. Employee acknowledges and agrees that Employer and/or its Affiliates are entitled to prevent the disclosure of Trade Secrets. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the Term and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer and/or its Affiliates to further the business of Employer and/or its Affiliates, and not to use except in the pursuit of the business of Employer and/or its Affiliates, the Trade Secrets, without the prior written consent of Employer, including Trade Secrets developed by Employee.

(d) Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason whatsoever, Employee shall promptly deliver to Employer all documents, data and other information pertaining to Trade Secrets. Employee shall not take any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.

(e) Competition During Employment. Employee agrees that, during the Term, neither he, nor any of his Affiliates, will directly or indirectly compete with Employer and/or its Affiliates in any way, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business in competition with, the businesses being conducted by Employer and/or its Affiliates.

(f) Competition Following Employment. In order to protect Employer against the unauthorized use of the disclosure of any Trade Secrets or proprietary information of Employer and/or its Affiliates presently known or hereinafter obtained by Employee during his employment under this Agreement, Employee agrees that for a period of one year after the termination or cessation of his employment with Employer for any reason whatsoever, neither Employee, nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity): (i) engage or participate in any business which engages in competition with such businesses being conducted by Employer and/or any of its Affiliates during the Term anywhere in the United States; (ii) induce or attempt to influence any employee of Employer and/or its Affiliates to terminate his/her employment; (iii) induce or attempt to influence any business partner, supplier or customer of Employer and/or its Affiliates to terminate his/her/its relationship; or (iv) assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

7. **Prohibition on Disparaging Remarks**. Employee shall, from the date of this Agreement and forever after, refrain from making disparaging, negative or other similar remarks concerning Employer and/or any of its Affiliates to any third party. Similarly, Employer and/or its Affiliates shall from the date of this Agreement and forever after, refrain from making disparaging, negative or other similar remarks concerning Employee to any third party. An "Affiliate" of any party hereto shall mean any entity controlling, controlled by, or under common control with such party.

8. **Termination**. This Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events:

(a) Upon the date of the expiring Term, unless extended;

(b) The death of Employee;

(c) The "disability" (as hereinafter defined) of Employee;

(d) Written notice to Employee from Employer of termination for "Just Cause" (as hereinafter defined);

(e) Written notice to Employee from Employer of termination for any reason other than "just cause;" or

(f) Written notice to Employer from Employee of termination for any reason.

For purposes of Section 9(c) above, the "disability" of Employee shall mean his inability, because of mental or physical illness or incapacity, to perform his duties under this Agreement for a continuous period of 90 days or for 90 days out of a 120-day period.

For purposes of Section 9(d) above, "Just Cause" shall mean (a) the failure or inability for any reason (other than disability) of Employee to devote his full business time to the businesses of Employer and/or its Affiliates, except as permitted hereby, (b) the commission by Employee of any act involving moral turpitude or the commission by Employee of any act or the suffering by Employee of any occurrence or state of facts, which renders Employee incapable of performing his duties under this Agreement (other than disability), or adversely affects or could be expected to adversely affect Employer's business reputation, (c) Employee's being convicted of a felony, (d) any breach by Employee of any of the terms of, or the failure to perform, any material covenant contained in this Agreement and following notice thereof from Employer to Employee, Employee does not cure such breach or failure within fifteen (15) days thereafter; provided, however, that Employee will not be entitled to cure any breach or failure under this subclause (d) more than one time in any consecutive three month period, or (e) the violation by Employee of reasonable instructions or policies established by Employer and/or its Affiliates which have been communicated to Employee with respect to the operation of their businesses and affairs or Employee's failure to carry out the reasonable instructions of the Chief Executive Officer, or Board of Directors of Employer or Subsidiary and following notice thereof from Employer to Employee, Employee does not cure any such violation or failure within fifteen (15) days thereafter; provided, however, that Employee will not be entitled to cure any violation or failure under this subclause (e) more than one time in any consecutive three month period.

Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 6 and 7 above shall survive any termination, for whatever reason, of Employee's employment under this Agreement. In the event of the termination of Employee's employment prior to the expiring Term, Employee shall be entitled only to the compensation earned by him as of the date of termination.

9. **Remedies**. Employee recognizes and acknowledges that in the event of any default in, or breach of any of the terms, conditions or provisions of this Agreement (either actual or threatened) by Employee, Employer's and/or its Affiliate's remedies at law shall be inadequate. Accordingly, Employee agrees that in such event, Employer and/or its Affiliates shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law, in equity or provided herein, and such rights and remedies shall be cumulative.

10. **Acknowledgments**. Employee acknowledges and recognizes that the enforcement of any of the provisions set forth in Section 6 and 7 above by Employer and/or its Affiliates will not interfere with Employee's ability to pursue a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer and/or its Affiliates.

11. **Notices**. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by facsimile transmission, courier service, overnight delivery service or by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Employer:

Attn: Scott A. Haire
VHGI Holdings, Inc.
6 Main Street,
Suite 3100
Fort Worth, TX 76102

If to Employee:

Douglas P. Martin
10609 Old Hammock Way
Wellington, FL 33414

Notices delivered personally or by facsimile transmission, courier service or overnight delivery shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after the date of mailing.

12. **Entire Agreement**. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written between the parties hereto. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

13. **Governing Law and Venue**. **THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES. THE PARTIES CONSENT AND AGREE THAT THE APPROPRIATE COURT HAVING JURISDICTION OVER ANY DISPUTE UNDER THIS AGREEMENT OR ARISING THEREFROM SHALL BE BROUGHT IN THE STATE OF FLORIDA.**

14. **Parties Bound**. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee, and their respective heirs, personal representatives, successors and assigns. Employer shall have the right to assign this Agreement to any Affiliate or to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all, or substantially all, of Employer's assets or its stock, or with which Employer merges or consolidates. The rights, duties or benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him. The parties hereto acknowledge and agree that Employer's Affiliates and their directors, officers and owners are third-party beneficiaries of the covenants and agreements of Employee set forth in Sections 6 and 7 above.

15. **Enforceability**. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

16. **Waiver of Breach**. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

17. **Captions**. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

18. **Costs**. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

19. **Other Obligations**. Employee represents and warrants that he is not subject to any agreement which would be violated or breached as a direct or indirect result of Employee executing this Agreement or Employee becoming an employee of Employer. Employee shall indemnify Employer and hold it harmless from any litigation regarding any previous employment.

20. **Counterparts**. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates, any of which may be executed by less than all of the parties hereto, provided that each party executes at least one such duplicate. The parties stipulate that an electronic, photostatic, or facsimile copy of an executed original will be admissible in evidence for all purposes in any proceeding between the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

COMPANY	**EMPLOYEE**
By: [signature]	[signature]
Scott A. Haire, CEO	Douglas P. Martin
Date: 4-4-2011	Date: 03/29/11

EXHIBIT A

DUTIES OF EMPLOYEE

The Employee, serving as CEO, has three fundamental roles. First, a CEO is a leader. As a leader, the CEO establishes and directs the vision and mission of the team. In this capacity, the CEO is the source of visionary strength of the Company and keeps it on a consistent track to achieving the vision. Second, a CEO is a project manager. In this role, the CEO is responsible for directing the operational activities of the Company by scheduling the utilization of the Company's resources, including people and capital equipment. In this way, the CEO gets things done through the efforts of the people in the Company. The CEO is responsible for establishing and executing the Company's operating plan that is necessary to achieve the Company's objectives. Third, a CEO is a coach, and as such picks the people for the management team and improves the performance of people through ongoing counseling. As a coach, the CEO works with people to help them become greater contributors by helping them improve their efficiency and effectiveness.

In these roles, a CEO shall perform several duties that are very important to the successful functioning of any management team. This is not an exhaustive list of CEO duties, but represents some of the most important ones. These are the kinds of things that are expected of the CEO as he plays out his three roles of leader, project manager and coach.

1. The CEO shall put the strategy in place to achieve the Company's vision and mission. In this capacity, the CEO shall work with team members to develop a strategy and plan. Then a process is put in place that will be used to execute the strategy.
2. The CEO shall organize the Company to implement the process and guide all the project activities using the process. All the schedules shall be established, laying out the tasks that have to be performed to deliver the Company's product and services and assigning the necessary resources to the people on the team.
3. The CEO shall establish priorities for projects and tasks and makes decisions required when they have to change.
4. The CEO shall make sure that the right people are placed in the right job assignments, and that people get further training to do their jobs.
5. The CEO shall facilitate problem solving, as needed, by directing the process of problem solving with team members, lending expertise to the process.
6. The CEO shall have an important duty to delegate responsibility and accountability. In doing this, the CEO gives people a clear role and a set of responsibilities, empowers them to act, and holds them accountable for results. This is the art of management. In getting the best out of people, a CEO gives people the responsibility they deserve, and then coaches them in their work in order to make them the best they can be, and finally holds them accountable for producing the results that are expected.
7. The CEO shall take care of people's needs. The CEO shall be an enabler for and ensure that people get what they need in order to do their jobs. This includes equipment, training, assistance, coordination, and time.
8. The CEO shall have the very important role of communicator. The CEO shall not only communicate important information needed for people to do their jobs, but also information that is

necessary for people to understand the context of their jobs. People generally want to know what the Company vision and strategy is. They want to know about markets, customers and competitors. They want to know about key Company initiatives and how it affects them. The CEO's job is to make sure that people know what is going on and how they are affected.

9. The CEO, in conjunction with the Chairman, shall establish the Company's mission, vision and values and then communicate them and infuse them throughout the Company and communicate them to the outside world.

10. The CEO shall take the necessary steps to assure that the Company is in compliance with all federal, state and local laws, regulations and ordinances. These include, but are not limited to, the Securities and Exchange Commission (SEC) and Sarbanes-Oxley (SOX).

11. The CEO shall represent the Company and its policies. To the people in the Company, their CEO is the Company. CEOs are familiar with Company policy, communicate policy to employees, and represent the policies of the Company. To the people outside the Company, the CEO is the representative of the Company and speaks for it. What he commits, the Company must do. So making and managing outside commitments successfully is a critical requirement.

12. The CEO shall build relationships. The CEO's job is to establish positive and effective working relationships both inside and outside the Company. One of the value-added aspects of a CEO's role is that the CEO knows people and can call upon their assistance to help the Company achieve its goals.

13. The CEO shall establish and supports working relationship principles by creating an environment where people can count on each other. It is important to know what one can expect from another. The CEO's job is to coach people to help them understand how the team operates and to give them the understanding of each other's role on the team.

14. The CEO shall establish goals and objectives for people as a key part of being a coach. As part of the performance management process, the CEO establishes performance goals and objectives for people. This is a very formal part of the CEO's job. Establishing the objectives for people and then letting them know how they are performing in meeting the objectives is management's bread and butter. To get their best performance, people have to understand how they are performing and be given the coaching necessary to improve. Ultimately, CEOs have to formally appraise the performance of their people. This formal review becomes the determining factor for additional coaching, compensation and promotions.

15. The CEO shall assure that people are recognized for their contributions and extraordinary efforts on the job. The recognition should be timely. Recognition can take the form of anything from a sincere thank you to a substantial monetary award. The important thing is that people feel that they are appreciated for their extra effort.

16. The CEO shall be a mentor. In this capacity, the CEO advises people on their career goals and helps them get the job assignments needed to move their careers forward. Although people are responsible for their own careers, the CEO can be a valued advisor in career planning.

17. Finally, the CEO shall manage upward. That is, the CEO keeps board members and shareholders informed of the Company's progress.

Additionally, and more specifically, the Employee, serving as CEO, shall:

1. Develop and implement an approved multi-year strategy for the Company's growth and business operations
2. Establish an annual approved budget for the Company's operations
3. Manage and achieve that approved budget
4. Report status, achievement, financial and strategic performance on a monthly and as-needed basis
5. Achieve successful production of the Company's products as scheduled in the approved budget and according to the approved strategy
6. Develop and implement approved marketing plans for the Company's products
7. Seek additional funding as may be directed by the Chairman
8. Establish and maintain positive and favorable relationships with customers, vendors, employees and the investment community
9. Represent the Company to the investment community at the direction of the Chairman
10. From time-to-time perform other duties as required by the Chairman